Exhibit 5

Suite 2800 1100 Peachtree St. Atlanta GA 30309-4530 t 404 815 6500 f 404 815 6555 www.KilpatrickTownsend.com
March 23, 2011
Interface, Inc.
2859 Paces Ferry Road
Suite 2000
Atlanta, Georgia 30339
Re:	Registration Statement on Form S-4, File Nos. 333-172045 and 333-172045-01 through 333-172045-24
Ladies and Gentlemen:
     We have acted as counsel to Interface, Inc., a Georgia corporation (the “Company”), and each subsidiary of the Company listed on Annex A attached hereto (the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended.
     The Registration Statement relates to the issuance by the Company of up to an aggregate principal amount of $275,000,000 of its 7 5/8% Senior Notes Due 2018, Series B (the “Exchange Notes”). The Indenture, dated as of December 3, 2010 (the “Indenture”), by and among the Company, the Guarantors and U.S. Bank National Association, as Trustee (the “Trustee”), provides for the guarantee of the Exchange Notes by each of the Guarantors to the extent set forth therein (the guarantees of the Guarantors are referred to herein as the “Guarantees”). The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding 7 5/8% Senior Notes Due 2018, Series A of the Company under the Indenture and as contemplated by the Registration Rights Agreement, dated as of December 3, 2010, by and among the Company, the Guarantors, and the Initial Purchasers named therein (the “Registration Rights Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.
     This opinion letter is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5) of the Commission’s Regulation S-K.
     For the purpose of furnishing this letter, we have examined, reviewed and relied upon the Registration Statement, the Indenture and the Registration Rights Agreement. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and company records, agreements, documents and other instruments, and have made such other investigations, as we have deemed relevant and necessary for purposes of the opinions

Interface, Inc.
March 23, 2011

hereinafter set forth. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.
     During the course of such examination and review, and in connection with furnishing the opinions set forth below, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authority of the person or persons who executed any such documents on behalf of any person or entity (other than the Company or any of the Guarantors), the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.
     Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, when the Registration Statement becomes effective and the Exchange Notes have been duly executed on behalf of the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, the Exchange Notes and the Guarantees will constitute valid and binding obligations of the Company and each of the Guarantors, respectively, subject in each case to the effects of (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding preferential transferees), and (ii) general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding at law or in equity).
     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions expressed herein are limited to, the federal laws of the United States, the laws of the State of Georgia, the laws of the State of New York, Title 10 of the Arizona Revised Statutes, Title 1, Division 1 of the California Corporations Code, the General Corporation Law of the State of Delaware, Michigan Business Corporations Act, Minnesota Business Corporation Act, Chapter 78 of the Nevada Revised Statutes, the North Carolina Business Corporation Act, Oregon Business Corporation Act, the Pennsylvania Business Corporation Law of 1988, Virginia Stock Corporation Act and Texas Corporations Law. We express no opinion with respect to the laws of any other jurisdiction or, in the case of Arizona, California, Delaware, Michigan, Minnesota, Nevada, North Carolina, Oregon, Pennsylvania, Virginia and Texas, any other laws.
     The opinions in this letter are given as of the later of the date hereof or the effective date of the Registration Statement, and no further statement, consent or acknowledgement by us shall be necessary for the extension of our opinions to the effective date of the Registration Statement if it proves to be later than the date of this letter. However, we expressly disclaim any duty to update this letter to any date later than such effective date, including if there were to be any

Interface, Inc.
March 23, 2011

changes in relevant fact or law that may change or otherwise affect any of the opinions contained herein.
     We hereby consent to the reference to our name under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement and further consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

KILPATRICK TOWNSEND & STOCKTON LLP
By:	/s/ James W. Stevens
James W. Stevens, a Partner

Annex A
Guarantors

Subsidiary	Jurisdiction of Organization
Bentley Mills, Inc.	Nevada (USA)
Bentley Prince Street, Inc.	Delaware (USA)
Commercial Flooring Systems, Inc.	Pennsylvania (USA)
Flooring Consultants, Inc.	Arizona (USA)
FLOR, Inc.	Georgia (USA)
Interface Americas Holdings, LLC	Georgia (USA)
Interface Americas, Inc.	Georgia (USA)
Interface Americas Re:Source Technologies, LLC	Georgia (USA)
Interface Architectural Resources, Inc.	Michigan (USA)
InterfaceFLOR, LLC	Georgia (USA)
Interface Global Company ApS	Denmark and Delaware (USA)
Interface Overseas Holdings, Inc.	Georgia (USA)
Interface Real Estate Holdings, LLC	Georgia (USA)
InterfaceSERVICES, Inc.	Georgia (USA)
Quaker City International, Inc.	Pennsylvania (USA)
Re:Source Americas Enterprises, Inc.	Georgia (USA)
Re:Source Minnesota, Inc.	Minnesota (USA)
Re:Source New York, Inc.	New York (USA)
Re:Source North Carolina, Inc.	North Carolina (USA)
Re:Source Oregon, Inc.	Oregon (USA)
Re:Source Southern California, Inc.	California (USA)
Re:Source Washington, D.C., Inc.	Virginia (USA)
Southern Contract Systems, Inc.	Georgia (USA)
Superior/Reiser Flooring Resources, Inc.	Texas (USA)